ANUHCO, INC.

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        To be Held May 22, 1996

     The Annual Meeting of Shareholders of Anuhco, Inc. ("Anuhco" or "the Company"), a Delaware Corporation, will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, on Wednesday, May 22, 1996, at 9:00 a.m., Central Daylight Time, for the following purposes:

1. To consider and act upon a proposal to elect eight (8) directors of Anuhco;

2. To consider and act upon a proposal to ratify the selection of Coopers & Lybrand, L.L.P. as independent public accountants for Anuhco for 1996; and

3. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

    The foregoing matters are more fully described in the accompanying Proxy Statement.

    Stockholders of record on the books of Anuhco at the close of business on April 11, 1996 ("Shareholders") will be entitled to receive notice of and to vote at the meeting. A complete list of such Shareholders will be available for examination at the principal executive offices of Anuhco, Inc. at 8245 Nieman Road, Suite 100, Lenexa, Kansas, by any Shareholder, for any purpose germane to the Annual Meeting, for the ten (10) days immediately preceding the Annual Meeting.

    YOUR VOTE IS IMPORTANT. TO INSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the meeting or to vote your shares personally at the meeting, if you wish to do so. The prompt return of your proxy may save Anuhco additional expenses of solicitation.

    All Shareholders are cordially invited to attend the meeting.

                           By Order of the Board of Directors

                           BARBARA J. WACKLY,
                           Corporate Secretary

Overland Park, Kansas
April 22, 1996
                           ANUHCO, INC.
                                                 April 22, 1996
                         PROXY STATEMENT
               FOR ANNUAL MEETING OF SHAREHOLDERS
                     To Be Held May 22, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anuhco, Inc. ("Anuhco" or "the Company") to be used at the 1996 Annual Meeting of Shareholders of the Company ("Annual Meeting") which will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, on Wednesday, May 22, 1996, at 9:00 a.m. Central Daylight Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company.

     A copy of the Company's annual report for the fiscal year ended December 31, 1995, is enclosed herewith. Such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

                          PROXIES AND VOTING

     Stockholders of record at the close of business on April 11, 1996 ("Shareholders") are entitled to one vote at the meeting for each share held. There were outstanding on April 11, 1996, 7,131,470 shares of common stock, par value $0.01 per share, of the Company ("Common Stock"). Such shares have no cumulative voting rights. The Company has no other class of stock outstanding.

     Shareholders who execute proxies retain the right to revoke them at any time before they are voted by giving to the Corporate Secretary of the Company written notice of revocation bearing a date later than the proxy date, by submission of a later-dated proxy or by revoking the proxy and voting in person at the meeting. Unless so revoked, proxies properly executed and returned will be voted in accordance with the instructions given therein or, if properly executed but no instructions are given, will be voted for the nominees for director named herein and for ratification of the selection of the independent public accountants.

     An automated system administered by the Company's transfer agent, Mellon Securities Trust Company, will be used to tabulate proxies submitted by Shareholders prior to the Annual Meeting. Votes cast and proxies received at the Annual Meeting will be manually tabulated by an inspector of election and the proxy count certified by the Company's transfer agent will be adjusted accordingly. Abstentions and broker non-votes are each counted for purposes of determining whether there is a quorum at the Annual Meeting. Abstentions are counted in the tabulations of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal presented to the Shareholders has been approved.

     The eight individuals receiving the greatest number of votes cast at the meeting will be elected as directors of the Company. The affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the meeting is necessary for ratification of the selection of the independent public accountants.
                              PROPOSAL 1

                         ELECTION OF DIRECTORS

     Eight directors will be elected at the Annual Meeting to serve until the 1997 Annual Meeting of the Shareholders of the Company or until their successors are elected and qualified. In the absence of contrary instructions, each proxy will be voted for the election of the following named persons, all of whom are standing for re-election to the Board of Directors. Donald M. Gamet has declined to stand for re-election and is retiring after 13 years of service to the Anuhco Board of Directors.

     Each of the nominees has advised the Company that he or she can and will serve as a director of the Company if elected. If for any reason any of the nominees shall become unavailable for election, the persons named in the accompanying proxy will vote for the other nominees and for a substitute nominee or nominees designated by the Board of Directors. The following information is given with respect to each nominee as of March 31, 1996.

                                                        Director of
Name, Principal Occupation                              the Company
  and other Directorships                          Age    Since

John P. Bigger                                      61      1995
Vice Chairman of the Company since May, 1995.
President and Chief Executive Officer of the Company from 1988 to May, 1995. Previously a director of the Company from July, 1988 through March, 1991.
Employed by the Company and subsidiaries in various other positions from 1978 through December, 1995.

William D. Cox                                      52      1991
President of Bel Aire Development, Inc., Wichita,
Kansas, a commercial and residential land develop-ment company, since 1984; President of 3D Asso-ciates, Inc., Wichita, Kansas, a land development and construction company since 1994; owner of Cox
Enterprises of Wichita, Inc., Wichita, Kansas, a new home and light commercial construction company, from 1972 to 1994.

Lawrence D. ("Larry") Crouse                        55      1991
Vice President of the Company since September 5, 1991.
He has served as Chairman and Chief Executive Officer of Crouse Cartage Company, a wholly-owned subsidiary of the Company, since 1987. He has been owner and President of K. P. Enterprises, a personal investment and holding company since 1966. One of the principal assets of K. P. Enterprises was a truckload common carrier doing business as Corrugated Carriers, which ceased operations in March, 1995.

Harold C. Hill, Jr.                                 60      1995
Retired as a partner of Arthur Andersen, LLP in 1993.  Mr.
Hill's 35 years of service with the firm included responsi-bility as partner in charge of the transportation, finan-cial services and government practices in Kansas City, as well as service as National Technical Coordinator of that firm's trucking industry practice group.

Roy R. Laborde                                      57      1991
Chairman of the Board of Directors and its Compen-sation Committee since the 1992 Shareholder Meet-ing. President of Amboy Grain, Inc., Amboy,
Minnesota, since 1985; President and Chief Oper-ating Officer for Rapidan Grain & Feed, Rapidan,
Minnesota, from 1968 through 1988 and has contin-ued to merchandise grain for that company.

Timothy P. O'Neil                                   39      1995
President of the Company since May, 1995, Chief
Financial Officer and Treasurer since April, 1995.
From April, 1995 to May, 1995 Mr. O'Neil also served as Senior Vice President of the Company. From August,
1993 until April, 1995, he served as Director of Finance of Anuhco. From October, 1989 until July, 1991, Mr.
O'Neil served as Vice President and Chief Financial
Officer of Anuhco. Mr. O'Neil has also served as President, Chief Executive Officer, and Chief Financial Officer and
Treasurer of American Freight System, Inc. ("AFS"), a wholly-owned subsidiary of the Company, since July, 1991.
From February, 1991 to July, 1991 he served as Vice
President of AFS.

Eleanor B. Schwartz                                 59      1983
Chancellor and Chief Executive Officer of the
University of Missouri-Kansas City since 1992;
Interim Chancellor in 1991; and Vice Chancellor for Academic Affairs from 1986 to 1991 after serving as Dean of the Henry W. Bloch School of Business and Public Administration from 1980 to
1986 at the University of Missouri-Kansas City.
Director of Mid-West Grain Products, Atchison, Kansas.

Walter P. Walker                                    67      1983
Chairman of the Board of Directors from 1988 to the 1992 Shareholder Meeting and Chairman of its Compensation Committee from 1991 to the 1992
Shareholder Meeting.  A private consultant since
1983 in the area of telephone announcement equip-ment and service; was President of Audichron Com-pany, Atlanta, Georgia, a manufacturer of equip-ment and announcement services for the telephone industry, from 1973 to 1983.

     During the fiscal year ended December 31, 1995, the Board of Directors held four (4) regular meetings and five (5) special meetings.

Compensation of Directors

     Directors receive compensation of $6,000 per annum, plus $500 for each board meeting attended and $500 for each committee meeting attended when held on a day on which they are not compensated for attending another meeting, except the Chairman who receives $1,000 for each board meeting and committee meeting attended. Directors receive $200 for telephonic meetings of either the board or its committees. Directors are also reimbursed for reasonable travel and other expenses incurred by them in performance of their duties as directors of the Company. Under the 1992 Incentive Stock Plan, approved by the Shareholders in the 1992 annual meeting, directors who are not employees receive options to purchase 2,000 shares of Common Stock on the first stock trading day immediately following each Annual Meeting of the Shareholders of the Company at which they are elected to the Board of Directors, at market value on such date.

     In addition, directors are compensated at the rate of $60 per hour for any special assignments. During 1995 Harold C. Hill, Jr. and Roy R. Laborde provided service on certain special assignments and received $1,500 and $500, respectively. No other directors received compensation for special assignments.

Committees of the Board of Directors

     The Company's Board of Directors has standing Audit,
Compensation and Corporate Governance Committees.

     Members of the Audit Committee are Donald M. Gamet (Chairman), William D. Cox and Harold C. Hill, Jr. The Audit Committee met three times during the fiscal year ended December 31, 1995. The Audit Committee advises, reports to and makes recommendations to the Board of Directors on (i) audit procedures of the Company and its subsidiaries, (ii) general policy with regard to audit matters,
(iii) the financial and accounting controls of the Company and its subsidiaries, (iv) nominating independent public accountants to conduct the annual examination of the Company's financial statements, and (v) the results of the examination performed by the independent public accountants.

     Members of the Compensation Committee are Roy R. Laborde (Chairman), Eleanor B. Schwartz and Walter P. Walker. The Compensation Committee met four times during the fiscal year ended December 31, 1995. The Compensation Committee (i) approves salaries and other compensation to be paid to the officers of the Company, (ii) administers the 1992 Incentive Stock Plan and makes recommendations for option grants under this plan, and (iii) reviews and makes recommendations to the Board of Directors on any proposed employee benefit plans and any proposed material changes to existing employee benefit plans for the Company and its subsidiaries.

     Members of the Corporate Governance Committee are Donald M. Gamet (Chairman), Roy R. Laborde and Eleanor B. Schwartz. The Governance Committee met twice during the fiscal year ended December 31, 1995. The Governance Committee advises, reports to and makes recommendations to the Board of Directors on corporate governance issues, including nominations for the Board of Directors of the Company. The Governance Committee will consider candidates for the Board of Directors suggested by shareholders. Shareholders desiring to suggest candidates should advise the Secretary of the Company in writing by December 13, 1996 and include sufficient biographical material to permit an appropriate evaluation.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN
PROPOSAL 1.

                           PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT
                        PUBLIC ACCOUNTANTS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected Coopers & Lybrand, L.L.P. as independent public accountants for the Company for the 1996 fiscal year. Coopers & Lybrand, L.L.P. has served as independent public accountants for the Company since November, 1995.

     Representatives of Coopers & Lybrand, L.L.P. are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     As previously reported in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, effective November 2, 1995, Arthur Andersen LLP resigned as independent public accountants for the Company. Arthur Andersen LLP's report on the financial statements of the Company for the past two years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the two most recent fiscal years and any subsequent interim period there are and have been no disagreements or reportable events on any matters of accounting principles or practices, financial statement disclosures or auditing scopes or procedures. None of the reportable events listed in Item
304(a)(1)(v) of Regulation S-K occurred with respect to the Company and Arthur Andersen LLP.

     Pursuant to Item 304(a)(3) of Regulation S-K, the Company has provided Arthur Andersen LLP with a copy of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, which contained the foregoing statements, and requested Arthur Andersen LLP to furnish the Company with a response addressed to the Securities and Exchange Commission as to whether Arthur Andersen LLP concurred with such statements. The letter provided by Arthur Andersen LLP stated that it did concur with the foregoing statements. A copy of such letter is filed as Exhibit 16 to the Form 10-Q.

     On November 3, 1995, the Company selected Coopers & Lybrand, L.L.P. as independent public accountants for the 1995 fiscal year. During the two years ended December 31, 1994 and 1993, and the interim period of 1995, the Company has not consulted Coopers & Lybrand, L.L.P. regarding the application of accounting principles or the type of opinion that might be rendered on the Company's financial statements.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" PROPOSAL 2 TO RATIFY THE SELECTION OF
COOPERS & LYBRAND, L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE
COMPANY.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of Common Stock, by the chief executive officer of the Company, by directors and nominees, and by all directors and executive officers of the Company, as a group, as of March 31, 1996:

                                             Amount and
    Name of Beneficial Owners                Nature  of
(and address of beneficial owners            Beneficial    Percent
other than directors and nominees)          Ownership(1)   of Class
Crouse Family (excluding Larry Crouse) . . . 1,189,423(2)  16.65%
 c/o Scudder Law Firm
 411 South 13th Street
 Suite 200
 Lincoln, Nebraska  68508
John P. Bigger . . . . . . . . . . . . . . .    28,863(3)    .40%
William D. Cox . . . . . . . . . . . . . . .    56,500(4)    .79%
Larry Crouse . . . . . . . . . . . . . . . .   230,036(5)   3.20%
Donald M. Gamet. . . . . . . . . . . . . . .     7,500(6)    .11%
Harold C. Hill, Jr.  . . . . . . . . . . . .       500(7)    .01%
Roy R. Laborde . . . . . . . . . . . . . . .   161,790(8)   2.27%
Timothy P. O'Neil. . . . . . . . . . . . . .   111,300(9)   1.56%
Eleanor B. Schwartz. . . . . . . . . . . . .     8,000(4)    .11%
Walter P. Walker . . . . . . . . . . . . . .    22,000(10)   .31%
Directors and executive officers as a
 group (10 persons, including the above) . .   627,262(11)  8.68%

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

(2) The information contained herein is based upon a Schedule 13D dated September 5, 1991 ("Schedule 13D") and an Amendment No. 1 to
Schedule 13D dated November 1, 1991 ("Amendment") filed by five children and twelve grandchildren of Paul E. Crouse, deceased, who acquired 1,342,524 shares of Common Stock from the Company (including 131,268 shares acquired by Larry Crouse) in connection with the Company's acquisition of CC Investment Corporation ("CCIC") and its wholly-owned subsidiary, Crouse Cartage Company ("Crouse Cartage") in 1991 (the "Crouse Family"). In the Schedule 13D and the Amendment, none of the individual members of the Crouse Family claimed sole or shared voting or investment power with respect to more than 5% of the outstanding shares of Common Stock, although each member claimed beneficial ownership of all 1,342,524 shares owned by the Crouse Family. Each member of the Crouse Family disclaimed membership in a group in the Schedule 13D. According to the Schedule 13D, the amount of shares owned by members of the Crouse Family as reported in the Schedule 13D does not include 27,846 shares purchased in an independent transaction by a member of the Crouse Family and given to his children. The Amendment reported that Larry Crouse was in the process of purchasing 18,833 shares from another member of the Crouse Family. The Amendment also reported that the members of the Crouse Family, other than Larry Crouse, have no plan for further acquisition of Common Stock. The amount of shares listed in the above table does not include 230,036 shares beneficially owned by Larry Crouse, a director of the Company and one of the members of the Crouse Family (see Footnote (5) below), or 14,000 shares reported to the Company as being sold by the Crouse Family since 1991. Also included are 11,000 shares subject to exercisable stock options.

(3) Includes a total of 1,000 shares owned by Mr. Bigger's two adult children over which Mr. Bigger has shared investment power and no voting power. Mr. Bigger disclaims beneficial ownership under Section 16 of the Securities and Exchange Act of 1934 in these shares as he has no direct or indirect pecuniary interest in the account in which they are held. Does not include 1,900 shares owned by his wife, Betty Bigger, over which she exercises sole investment and voting power. Does not include 2,000 shares subject to exercisable stock options which lapsed under the terms of the grant effective March 31, 1996.

(4) Includes 7,000 shares subject to exercisable outstanding stock options.

(5) Includes 62,000 shares subject to exercisable outstanding stock options. Mr. Crouse disclaims beneficial ownership of the shares owned by other members of the Crouse family.

(6) Includes 6,000 shares subject to exercisable outstanding stock options.

(7)  Includes 500 shares in the Francile Hill Irrevocable Trust.
Both Mr. Hill and Francile Hill are trustees and each has shared voting and investment power.

(8) Includes 5,150 shares subject to exercisable outstanding stock options and 740 shares owned by and registered in the name of his wife, Betty Laborde, over which they share voting power but Mrs.
Laborde retains sole investment power.

(9) Includes 2,500 shares subject to exercisable outstanding stock options and 32,800 shares owned by his wife, Pam O'Neil, over which they hold shared voting and investment power. Does not include 10,400 shares held in various irrevocable trusts for the benefit of Mr. O'Neil's children and over which he has no voting or investment power.

(10) Includes 7,000 shares subject to exercisable outstanding stock options and 9,000 shares owned by Walker Investments, a general partnership of Mr. Walker's children and grandchildren over which he shares investment power but disclaims beneficial ownership under
Section 16 of the Securities and Exchange Act of 1934 because he and Mrs. Walker have no direct or indirect pecuniary interest in Walker Investments.

(11) Includes a total of 96,650 shares subject to exercisable outstanding stock options.

Certain Relationships and Related Transactions

     The Company did not engage in any individual transactions or series of transactions with members of management or nominees for director during 1995 in which the amount involved exceeded $60,000.

Compensation Committee Interlocks and Insider Participation

     The committee consists exclusively of non-employee directors appointed by resolution of the entire Board of Directors. Roy R. Laborde has been a non-employee Chairman of the Board of Directors since the 1992 Meeting of the Shareholders. Walter P. Walker was a non-employee Chairman of the Board of Directors from 1988 to the 1992 Meeting of the Shareholders.

                      EXECUTIVE OFFICER COMPENSATION

Board Compensation Committee Report

     The responsibilities of the Compensation Committee ("Committee") include approval of the salaries and other compensation paid to executive officers of the Company. The Committee attempts to set executive officers' compensation at levels which are fair and reasonable to the shareholders of the Company and which will attract, motivate, retain and appropriately reward experienced executive officers who contribute to the success of the Company and the returns to its shareholders.

     Due in part to the limited number of executive officers of the Company, the Committee's compensation policies are subjective and informal. Executive officers' compensation is approved by the Committee after a subjective review which utilizes the business experience and knowledge of the Committee members. Its decisions are not based upon any specific criteria or financial performance measure. In determining compensation, the Committee considers a number of factors, including the financial condition of the Company or the subsidiary which employs the executive, such company's recent financial performance, the past performance of the executive officer and the Company's operating plans for the current year.
The Committee generally includes some form of incentive compensation in each compensation package, including stock options under the 1992 Incentive Stock Plan, to link a portion of the executive's compensation with future performance of the Company and/or the subsidiary which employs the executive. In making recommendations for the grant of stock options, in addition to considering the factors described above, the Committee considers the amount and terms of options already held by each executive officer. (Note: The Committee has not addressed a policy for qualifying compensation paid to executive officers in excess of the limits [$1,000,000] of Section 162(m) of the Internal Revenue Code, as no Company executive's compensation approaches such limit).

     The Company had only three executive officers during 1995; (1) John P. Bigger, who served as Chief Executive Officer of the Company until his retirement in May, 1995, (2) Timothy P. O'Neil, President, Chief Financial Officer ("CFO") and Treasurer of the Company (as President Mr. O'Neil has been the chief executive officer of the Company since May, 1995, although he does not hold the title Chief Executive Officer), and (3) Larry Crouse, Vice President of the Company and the chief executive officer of Crouse Cartage Company, the Company's principal operating subsidiary.

     With respect to Mr. Crouse, as part of the Company's acquisition of Crouse Cartage Company in 1991, the Company and Crouse Cartage Company and Mr. Crouse entered into agreements which governed Mr. Crouse's total compensation through 1994. Mr. Crouse's compensation through 1994 under the agreements consisted of base salary, stock options and the right to cash payments under a long term incentive agreement based upon the average operating earnings of Crouse Cartage Company over a five-year period. In 1995, after a subjective review of Mr. Crouse's performance, and the financial condition, recent performance and 1995 operating plans of Crouse Cartage Company, the Committee decided to continue Mr. Crouse's base salary (adjusted for inflation), participation under the long term incentive agreement, and annual stock option grant at the same level as the previous year.

     The Committee believes that Mr. Crouse's compensation for 1995 compares favorably with that of persons serving in similar positions with comparable sized common carriers. Mr. Crouse's salary is less than the low end of the "low-high range" of the compensation paid to chief executive officers of comparable sized (North Central carrier with $25 million to $100 million in revenue) common carriers, as reported in the 1993 Trucking Salaried Employees Compensation Studies of the American Trucking Association (the latest edition considered by the Committee). Including compensation under the long term incentive agreement, if the operating subsidiary's compound annual growth in pretax earnings is at a rate of approximately 10%, Mr. Crouse's salary plus incentive payments would result in compensation at the low end of the "mid 50% range", assuming such compensation was payable in 1993. Compounded annual growth of approximately 20% or more in pretax earnings would allow his salary plus incentive cash payments to approach, but not exceed, the high end of the "mid 50% range".
None of the companies in the peer group performance index are included in this comparison as they are all more than twice the size of Crouse Cartage Company.

     Mr. Bigger's compensation as chief executive officer through his retirement in May, 1995 was based on an hourly rate for time worked. Mr. Bigger was paid at the same hourly rate from 1991 to 1995. Mr. Bigger's activities and work schedule were monitored by the Chairman of the Board on a regular basis and were reviewed by the full Board in regular Board meetings. Based on the Board's satisfaction with Mr. Bigger's performance of the tasks assigned to him by the Board and Mr. Bigger's intent to retire as chief executive officer effective May 23, 1995, the Committee allowed the hourly rate to continue at the same level for 1995. The Committee did not rely upon any specific financial performance measure or other specific criteria in setting Mr. Bigger's compensation. Upon Mr. Bigger's retirement at a meeting of the full Board, the six outside members of the Board approved a retirement bonus in view of his excellent service as chief executive officer and his continued availability to assist in the transition of responsibilities to Mr. O'Neil. As a new member of the Board, Mr. Bigger was also granted options in the same amount and on the same terms as the grants made to the outside directors.

     The compensation of Mr. O'Neil, acting in the capacity of CEO of the Company for 1995 was established after a review of chief executive officer compensation of selected publicly-held companies in the greater Kansas City area and the compensation levels of CEO's of the Company's operating subsidiaries. Mr. O'Neil has served as President, CEO, CFO and Treasurer of AFS since 1991. His compensation at AFS is established pursuant to an employment contract entered into in 1991 which provides for base compensation increasing at a rate of 5% annually. Mr. O'Neil's AFS compensation was also considered in determining his base compensation with Anuhco. During 1995, Mr. O'Neil's base Anuhco and AFS salaries were paid on a prorata basis according to the time devoted to each position.

     The Committee's determination to recommend an option grant to Mr. O'Neil was based upon its subjective review of the factors listed above and its desire to provide a modest incentive component to Mr. O'Neil's compensation. The Committee did not rely upon any specific financial performance measure or other specific criteria in setting Mr. O'Neil's compensation. The principal factor relied upon by the Committee in establishing Mr. O'Neil's compensation for 1995 was the Board's satisfaction with Mr. O'Neil's performance as President and CEO of AFS and his performance of other tasks assigned to him by the Board.

                          COMPENSATION COMMITTEE

                             Roy R. Laborde, Chairman
                             Eleanor B. Schwartz
                             Walter P. Walker


  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG ANUHCO, INC.

                COMMON STOCK, AMEX MARKET AND PEER GROUPS

                              [insert graph]

     Based on data furnished by Media General Financial Services,
Richmond, Virginia. Assumes $100 invested at the close of business at December 31, 1990 in Company Common Stock, the Amex Market Index and the selected peer groups. The total return calculated assumes the reinvestment of any dividends. Numbers used to prepare the above graph were:

                                Year Ending December 31
                      1990    1991    1992     1993     1994    1995
Anuhco, Inc . . . .  100     500.00  683.33 1,366.67 2,766.67 2,333.33
New Peer Group. . .  100     122.04  138.24   171.56   164.71   135.81
Old Peer Group. . .  100     122.04  136.49   157.61   155.23   134.24
Amex Market Index .  100     123.17  124.86   148.34   131.04   168.90

     The industry peer group ("New Peer Group") consists of all predominantly less-than-truckload motor carriers (or parent companies) publicly traded on any stock exchange for the last five years (6 companies: Arkansas Best Corporation, Arnold Industries, Inc., Consolidated Freightways, Inc., Old Dominion Freight Line, Inc., TNT Freightways, Inc., and Yellow Corporation). Each member of the peer group had a much larger market capitalization than Anuhco. Two members of the industry peer group used in prior years, Carolina Freight Corporation and Roadway Services, Inc., were removed because of mergers or spinoffs during 1995. Arkansas Best Corporation, Old Dominion Freight Line, Inc., and TNT Freightways, Inc. were added to the peer group in 1995 because management wished to present a comparison to a broader group than the three remaining companies. Last year's industry peer group index ("Old Peer Group") (excluding those companies involuntarily removed) is presented for comparison.

                          Summary Compensation Table
                                              Long Term Compensation
                 Annual Compensation          Awards       Payouts
                              Other             Securities        All
                              Annual  Restricted Underlying       Other
Name and                      Compen-  Stock     Options/  LTIP  Compen-
Principal                     sation  Award(s)    SARs    Payouts sation
Position  Year  Salary  Bonus  ($)      ($)       (#)       ($)   ($)
Timothy P.          (1)                                             (2)
O'Neil,   1995 $180,074   -0-   -0-     -0-      10,000    -0-  $8,190
President
(chief
executive
officer)

John P.
Bigger,             (3)
Former    1995 $ 76,318 $25,000 -0-     -0-       2,000   -0-    -0-
President 1994   72,609   -0-    -0-     -0-       5,000   -0-    -0-
and       1993   89,140   -0-    -0-     -0-       5,000   -0-    -0-
Chief
Executive
Officer

(1) Includes $102,074 paid to the Company by AFS to reimburse the Company for Mr. O'Neil's services as President, CEO, CFO and Treasurer of AFS.

(2) Includes a non-qualified deferred compensation arrangement at 10 1/2% of Mr. O'Neil's Anuhco salary, in lieu of participation in a qualified retirement plan, payable in 10 annual installments after termination of employment. Such deferral earns interest at the prime interest rate of the Company's bank.

(3)  Includes $4,538, $11,334 and $7,204 in 1995, 1994 and 1993,
respectively, paid to the Company by AFS to reimburse the Company for Mr. Bigger's services related to implementation of a reorganization plan. Mr. Bigger's employment by the Company was as needed and as scheduled, on a mutually agreeable basis, with the Chairman of the Board of Directors. His compensation was at the rate of $60 per hour (one-half rate for travel time), plus reimbursement of actual, reasonable out-of-pocket expenses. The Company provided no paid time off and he did not participate in any of the incentive programs or benefit plans of the Company or its subsidiaries other than (i) grants of stock options, at the sole discretion of the members of the Board of Directors who are not employees of the Company, under the 1992 Incentive Stock Plan; (ii) by deferring a portion of his salary, under the provisions of Section 401(k) of the Code, by contributions to a Crouse Cartage plan; and (iii) beginning in 1993, under an agreement with the Company, by deferring a portion of the balance of his salary (after contributions to the 401(k) plan) until after termination of his employment. Such deferred salary earns interest at the prime interest rate of the Company's bank.

                      Option Grants in Last Fiscal Year
                 Individual Grants        Potential Realizable
              Number of   % of Total            Value at Assumed Annual
             Securities    Options     Exer-      Rates of Stock Price
             Underlying   Granted to   cise   Expir- Appreciation for
              Options    Employees in  Price  ation    Option Term
Name         Granted (#)  Fiscal Year ($/Sh)  Date   5% ($)   10% ($)
Timothy P.
O'Neil (1)   10,000         16%      $8.59 5/25/2005 $54,046  $136,962

John P.
Bigger (2)    2,000          3%       8.59 5/25/2005  10,809    27,392

(1) Grant is an "Incentive Stock Option" under the Internal Revenue Code. The exercise price was the market value on the date of grant.
The option becomes exercisable with respect to 2,000 shares on May 25 of each of the years 1996 through 2000 and remains exercisable through May 25, 2005.

(2) Grant is an "Incentive Stock Option". The exercise price was the market value on the date of grant. The option became exercisable in full effective December 31, 1995 upon Mr. Bigger's retirement.
Potential realizable value assumes increases at the indicated rates from the date of grant to the expiration date; even though the grants must be exercised within three months of termination of employment and Mr. Bigger has not served as an executive officer after May 23, 1995, and has retired and terminated employment effective December 31, 1995. Effective March 31, 1996, this option lapsed unexercised under the terms of the grant.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                                         Number of
                                         Securities      Value of
                                         Underlying     Unexercised
                                         Unexercised   In-the-Money
                                         Options at     Options at
                    Shares       Value   FY-End (#)     FY-End ($)
                  Acquired on  Realized  Exercisable/   Exercisable/
Name             Exercise (#)    ($)(1) Unexercisable  Unexercisable
Timothy P.
O'Neil (1)        500      $ 1,813     0/12,000      $ 0 /$ 8,313

John P.
Bigger (2)      3,000       20,656     12,000/0      $ 37,658/$ 0

(1) Approximate amount of profit that would have been realized if the shares had been sold at the market closing price on the date of exercise. Both Mr. O'Neil and Mr. Bigger have retained these shares.

(2) Effective upon his retirement on December 31, 1995, Mr. Bigger's outstanding options became exercisable in full. Subsequent to December 31, 1995, Mr. Bigger exercised options for 10,000 shares. Mr. Bigger has retained these shares. Effective March 31, 1996, the option for the remaining 2,000 shares lapsed unexercised.

                         SHAREHOLDER PROPOSALS

     Any Shareholder proposal intended to be presented for action at the 1997 Annual Meeting of Shareholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices on or before December 13, 1996, to be included in the Company's proxy material related to that meeting.

                             MISCELLANEOUS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matter to be presented for consideration at the Annual Meeting, other than establishing the date and time of the new Board of Directors organizational meeting. If any other matter should properly come before the meeting, it is intended that shares represented by proxies in the accompanying form will be voted thereon in accordance with the best judgment of the persons named in the proxies.

     All expenses incurred in connection with this proxy solicitation will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and other employees, by personal interview, telephone and telegram. The Company will also request brokers and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by them, and will pay all expenses in connection therewith.
                                                         Appendix A
                             ANUHCO, INC.
                                PROXY
                 FOR ANNUAL MEETING OF SHAREHOLDERS
                            MAY 22, 1996

        The undersigned hereby appoints Timothy P. O'Neil and Barbara J. Wackly, and each of them, as proxies for the undersigned at the Annual Meeting of Shareholders of Anuhco, Inc. at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, on Wednesday, May 22, 1996, at 9:00 A.M., and at any adjournment, to vote the shares of stock the undersigned would be entitled to vote, if personally present, upon the proposals on the reverse side, and any other matter brought before the meeting, all as set forth in the April 22, 1996, Proxy Statement.

        The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given, such shares will be voted
FOR the election of the named nominees for Director and FOR Proposal 2.

      (continued and to be signed and dated on the reverse side)

The Board of Directors recommends voting FOR      Please mark your
election of named nominees for the Board and      votes as indicated [x]
FOR Proposal 2.                                   in this example

1. Authority granted to or withheld from proxies to vote for John P. Bigger, William D. Cox, Lawrence D. Crouse, Harold C. Hill, Jr., Roy R. Laborde, Timothy P. O'Neil, Eleanor B. Schwartz and
    Walter P. Walker as directors of Anuhco.

     FOR all nominees    WITHHOLD   (To withhold authority to vote
    (unless exceptions  AUTHORITY   for individual nominees write
       are marked).     (for all    such nominees names in the space
                        nominees).  provided below).

          [ ]             [ ]

2.  Ratify selection of Coopers & Lybrand, L.L.P.
    as Independent Public Accountants.

        FOR     AGAINST    ABSTAIN

        [ ]       [ ]        [ ]

                    Please sign exactly as name appears hereon.
                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                    Dated:        , 1996

                                (signature)

                       (signature if held jointly)

                    PLEASE MARK, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THIS PROXY IS
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.